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                                                                       Exhibit 9

[LOGO]

1300 South Clinton
Fort Wayne, IN 46802

Writer's Direct Dial: 219/455-5135
Telefax Number:       219/455-3917



April 23, 1998

VIA EDGAR
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The Lincoln National Life Insurance Company
1300 South Clinton Street
P.O. Box 1110
Fort Wayne, IN 46801

Re:  Lincoln Life Variable Annuity Account Q
     (File No. 333-43373)

Ladies and Gentlemen:

I have made such examination of law and have examined such records and documents as I have deemed necessary to render the opinion expressed below.

I am of the opinion that upon acceptance by Lincoln Life Variable Annuity Account Q (the "Account"), a segregated account of The Lincoln National Life Insurance Company (Lincoln Life), of contributions from a person pursuant to an insurance contract issued in accordance with the prospectus contained in the registration statement on Form S-6, and upon compliance with applicable law, such person will have a legally issued interest in his or her individual account with the Account, and the securities issued will represent binding obligations of Lincoln Life.

I consent to the filing of this Opinion as an exhibit to the Account's Pre-Effective Amendment No. 1 to the Registration Statement on Form S-6.

Sincerely,


/s/ Mary Jo Ardington
Mary Jo Ardington
Counsel


Lincoln National Life Insurance Co. is part of Lincoln National Corp.